Exhibit 99.1

Natera Reports First Quarter 2020 Financial Results

SAN CARLOS, Calif., May 6, 2020 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a pioneer and global leader in cell-free DNA testing, today reported financial results for the first quarter ended March 31, 2020 and provided an update on recent business progress.

Recent Accomplishments & Highlights

•	Generated total revenues of $94.0 million in the first quarter of 2020 compared to $66.8 million in the first quarter of 2019, an increase of 41%.
•	Processed approximately 235,500 tests in the first quarter of 2020, compared to approximately 200,200 tests processed in the first quarter of 2019 and 209,400 tests processed in the fourth quarter of 2019.
•	Achieved cost of goods sold of $202 per test accessioned in Natera’s laboratory; approaching the company’s long-term target of $200 cost of goods sold per unit.
•	Successfully enrolled the first 145 patients in the ProActive registry trial for ProsperaTM in kidney transplant rejection.
•	Responded to COVID-19 by implementing safety protocols in the laboratory, scaling remote ordering capabilities for patients and physicians.
•	Saw coverage for Panorama® expanded during COVID-19 by greater than 20 million lives.
•	Successfully issued convertible senior notes due 2027 for net proceeds of $278.9 million in April 2020.
•	Repaid the obligations under its 2017 term loan with OrbiMed Advisors in April 2020.

“We were very pleased with our performance in the first quarter,” said Steve Chapman, Natera’s Chief Executive Officer. “We had a record quarter for both volumes and revenues, and drove cost of goods sold per unit to very near the long-term target we had set out previously. We responded aggressively to the COVID-19 outbreak to ensure no disruptions to our lab operations, demonstrated our ability to rapidly scale our mobile ordering platforms for patients and providers, and further strengthened our balance sheet with the financing.”

First Quarter Ended March 31, 2020 Financial Results

Total revenues were $94.0 million in the first quarter of 2020 compared to $66.8 million for the first quarter of 2019, an increase of 41%. The increase in total revenues was driven primarily by sales of Natera’s Panorama and Horizon tests. Natera processed 235,500 tests in the first quarter of 2020, including approximately 222,400 tests accessioned in its laboratory, compared to 200,200 tests processed in the first quarter of 2019, including approximately 186,500 tests accessioned in its laboratory.

In the three months ended March 31, 2020, Natera recognized revenue on approximately 221,500 tests for which results were reported to customers in the period (tests reported), including approximately 209,200 tests accessioned in its laboratory, compared to approximately 184,700 tests reported, including approximately 173,400 tests accessioned in its laboratory, in the first quarter of 2019, an overall increase of 20% for the quarter.

Gross profit for the three months ended March 31, 2020 and 2019 was $49.0 million and $23.5 million, respectively, representing a 52% and 35% gross margin, respectively. The company was able to achieve higher margins in Q1 2020 as a result of increases in both volume and average selling price as well as improved cost of goods sold per test.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the first quarter of 2020 were $83.9 million, compared to $55.3 million in the same period of the prior year. The increases were primarily driven by headcount growth to support new product offerings.

Loss from operations for the first quarter of 2020 was $34.9 million compared to $31.7 million for the same period of the prior year.

Net loss for the first quarter of 2020 was $35.4 million, or ($0.45) per diluted share, compared to net loss of $34.1 million, or ($0.54) per diluted share, for the same period in 2019. Weighted average shares outstanding were 78.3 million in the first quarter of 2020.

At March 31, 2020, Natera held $405.9 million in cash, cash equivalents, short-term investments and restricted cash, compared to $441.0 million as of December 31, 2019. As of March 31, 2020, Natera had a total outstanding debt balance of $123.0 million, comprised of $50.1 million with accrued interest under its $50.0 million line of credit with UBS at a variable interest rate of 30-day LIBOR plus 110 bps and a net carrying amount of $72.9 million under its debt agreement with OrbiMed Advisors.

Subsequent to March 31, 2020, Natera successfully issued seven-year convertible senior notes for net proceeds of $278.9 million, of which a portion was used to repay the obligations under the company’s 2017 term loan with OrbiMed Advisors. As of March 31, 2020, pro forma for the notes issuance and repayment of the term loan, the company’s cash, cash equivalents, short-term investments and restricted cash balance would have been $605.6 million.

2020 Financial Outlook

As previously disclosed, because of the highly dynamic situation and ongoing disruptions from COVID-19, the company has withdrawn its financial guidance for the 2020 fiscal year. At the present time, the company cannot predict the extent or duration of the impact of the COVID-19 outbreak on its financial and operating results.

Test Volume Summary

Unit	Q1 2020	Q1 2019	Definition
Tests processed	235,500	200,200	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	222,400	186,500	Test accessioned in our laboratory
Tests reported in our laboratory	209,200	173,400	Total tests reported in our laboratory less units reported outside of our laboratory including Evercord units in prior periods

About Natera

Natera is a global leader in cell-free DNA testing. The mission of the company is to change the management of disease worldwide with a focus on reproductive health, oncology, and organ transplantation. Natera operates an ISO 13485-certified and CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, Calif. It offers proprietary genetic testing services to inform obstetricians, transplant physicians, oncologists, and cancer researchers, including biopharmaceutical companies, and genetic laboratories through its cloud-based software platform.

Conference Call Information

Event:	Natera's First Quarter 2020 Financial Results Conference Call
Date:	Wednesday, May 6, 2020
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International
Conference ID:	2291875
Webcast:	https://edge.media-server.com/mmc/p/gr22qiz2

A webcast replay will be available at investor.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including regarding the company's business operations in light of the COVID-19 pandemic. Any forward-looking statements contained in this release are based upon Natera's current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in operating our business in light of the COVID-19 pandemic; we may be unable to further increase the use and adoption of Panorama and Horizon, through our direct sales efforts or through our laboratory partners, or to develop and successfully commercialize new products, including Signatera and Prospera; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies may not be compelling to professional societies or payors as supporting the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if our sole CLIA-certified laboratory facility becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand third-party payer coverage and reimbursement for Panorama, Horizon and our other tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors, such as the increased focus by third-party payers on requiring that prior authorization be obtained prior to conducting a test; if the FDA were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; litigation or other proceedings, resulting from either third party claims of intellectual property infringement or third party infringement of our technology, is costly, time-consuming and could limit our ability to commercialize our products or services; and any inability to effectively protect our proprietary technology could harm our competitive position or our brand.

Additional risks and uncertainties that could affect our financial results are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC's website at www.sec.gov

Natera assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts

Natera, Inc.

Investor Relations
Mike Brophy, CFO, Natera, Inc., 650-249-9090

Media

Paul Greenland, VP of Corporate Marketing, Natera, Inc., pr@natera.com

Natera, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	March 31,	December 31,
	2020	2019
		(1)
Assets
Current assets:
Cash and cash equivalents	$74,144	$61,926
Restricted cash	55	55
Short-term investments	331,681	379,065
Accounts receivable, net of allowance of $3,020 in 2020 and $2,919 in 2019	61,577	53,351
Inventory	14,161	12,394
Prepaid expenses and other current assets	15,590	16,376
Total current assets	497,208	523,167
Property and equipment, net	26,718	23,283
Operating lease right-of-use assets	22,620	23,730
Other assets	12,093	12,476
Total assets	$558,639	$582,656
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,369	$8,604
Accrued compensation	15,953	16,088
Other accrued liabilities	50,393	49,043
Deferred revenue, current portion	51,840	56,016
Short-term debt financing	50,087	50,123
Total current liabilities	176,642	179,874
Long-term debt financing	72,881	73,656
Deferred revenue, long-term portion	25,152	23,808
Operating lease liabilities, long-term portion	24,727	26,297
Other long-term liabilities	310	310
Total liabilities	299,712	303,945

Commitments and contingencies

Stockholders’ equity:
Common stock (2)	8	8
Additional paid in capital	988,199	976,955
Accumulated deficit	(734,946)	(699,171)
Accumulated other comprehensive income	5,666	919
Total stockholders’ equity	258,927	278,711
Total liabilities and stockholders’ equity	$558,639	$582,656
(1)	The condensed, consolidated balance sheet at December 31, 2019 has been derived from the audited consolidated financial statements at that date included in the company’s Annual Report on Form 10-K for the year ended December 31, 2019.
(2)	As of March 31, 2020, there were approximately 78,652,000 shares of common stock issued and outstanding.

Natera, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except per share data)

	Three months ended
	March 31,
	2020	2019
Revenues
Product revenues	$87,046	$63,364
Licensing and other revenues	6,966	3,460
Total revenues	94,012	66,824
Cost and expenses
Cost of product revenues	41,520	41,605
Cost of licensing and other revenues	3,458	1,698
Research and development	18,225	11,435
Selling, general and administrative	65,681	43,832
Total cost and expenses	128,884	98,570
Loss from operations	(34,872)	(31,746)
Interest expense	(2,464)	(2,724)
Interest and other income (expense), net	1,987	453
Loss before income taxes	(35,349)	(34,017)
Income tax expense	(23)	(74)
Net loss	$(35,372)	$(34,091)
Unrealized gain (loss) on available-for-sale securities, net of tax	4,747	286
Comprehensive loss	$(30,625)	$(33,805)

Net loss per share:
Basic and diluted	$(0.45)	$(0.54)
Weighted-average number of shares used in computing basic and diluted net loss per share
Basic and diluted	78,287	62,831